Exhibit 4.07

SUBSCRIPTION AGREEMENT

THIS AGREEMENT dated for reference the 25 day of October, 2006.

BETWEEN:

ADVANCED PROTEOME THERAPEUTICS, INC.

(“APT”)

AND:

ADVANCED PROTEOME THERAPEUTICS CORP.

(“APT Canada”)

WHEREAS:

(A)    By way of a letter of intent dated May 25, 2006 Thrilltime Entertainment International Inc. (“Thrilltime”) was granted the right to subscribe for 48,007,297 shares of the Class A Common Stock, par value $.00001, of APT (the “APT Shares”) for total consideration of CAD$2,000,000;

(B)    As a condition of the completion of that transaction it was contemplated that the shareholders of Thrilltime, by way of a plan of arrangement (the “Plan of Arrangement”), would exchange their shares for shares of a newly incorporated company to be listed on the TSX Venture Exchange;

(C)    Pursuant to an arrangement agreement dated August 15, 2006 between Thrilltime and APT Canada, it was agreed to effect the Plan of Arrangement by having shareholders of Thrilltime exchange their shares for shares of APT Canada;

(D)    In anticipation of the completion of the Plan of Arrangement the parties hereto have agreed to enter into this Subscription Agreement to provide for the purchase of the APT Shares by APT Canada;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Subscription

1.1    Based and relying on the representations set forth in Section 2 hereof, APT Canada hereby agrees to subscribe for the APT Shares for the consideration set forth below and, on receipt of such consideration, APT agrees to issue the APT Shares.

1.2    The total consideration to be paid for the APT Shares shall be CAD$2,000,000, which payment shall be satisfied on the Closing Date by the payment of such monies to APT by way of certified cheque or wire transfer.

2.	Representations and Warranties

2.1    APT hereby represents and warrants to APT Canada as follows and acknowledges that APT Canada is relying on these representations and warranties in connection with the transactions completed herein:

(a)    APT is valid existing and in good standing under the laws of Delaware and has the corporate power and authority to own its assets and to carry on its business as currently conducted and has the corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(b)    as of the date hereof, the outstanding share capital of APT consists of 41,000,000 shares of Class B Common Stock, par value $00001, all of which are owned by Allen Krantz (“Krantz”), and there are no other rights, options or entitlements, other than as contemplated herein, for the purchase or issue of any shares of APT;

(c)    the APT Shares, when issued to APT Canada in accordance with the terms hereof; will be issued as fully paid and non-assessable, free of any liens, charges, encumbrances or pre-emptive rights;

(d)    this Agreement has been duly executed and delivered by APT and constitutes a legal, valid and binding obligation;

(e)    the execution and delivery of this Agreement and the completion of the transactions contemplated hereby do not and will not violate any provision of law or administrative regulation to which APT is subject or constitute a breach of or a default under any agreement to which APT is a party;

(f)    as at the Closing Date APT will have secured all consents, approvals, orders and authorizations required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

2.2    APT Canada hereby represents and warrants to APT as follows and acknowledges that APT is relying on these representations and warranties in connection with the transactions contemplated herein:

(a)    APT Canada is duly organized and in good standing under the laws of the Province of British Columbia and has the corporate power to own its assets and to carry on its business as currently conducted and has the corporate power and authority to enter into this Agreement and perform its obligations hereunder;

(b)    this Agreement has been duly executed and delivered by APT Canada and constitutes a legal, valid and binding obligation;

(c)    the execution and delivery of this Agreement and the completion of the transactions contemplated hereby do not and will not violate any provision of law or administrative regulation to which APT Canada is subject or constitute a breach of or a default under any agreement to which APT Canada is a party;

(d)    as at the Closing Date APT Canada will have secured all consents, approvals, orders and authorizations required to be obtained in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

3.	Issuance and Contribution of APT Canada Shares to APT

3.1    In order to give effect to the redemption rights possessed by holders of the Class B Common Stock of APT (the “Class B Shares”) entitling the holder thereof to redeem the Class B Shares and acquire from APT shares of APT Canada on a 1 for 1 basis, APT Canada hereby agrees to grant to APT the right, but not the obligation, to acquire that number of shares of APT Canada as needed to enable APT to satisfy its redemption obligations from time to time with respect to the Class B Shares, and as consideration therefore APT shall issue to APT Canada such number of shares of its Class A Common Stock as is equal to the number of APT Canada shares acquired.

4.	Subsequent Subscriptions

4.1    It is acknowledged that it is the intention of the parties hereto that, subsequent to the issuance of the APT Shares contemplated hereunder, the number of issued and outstanding shares of Class A Common Stock of APT held by APT Canada shall at all times equal the number of issued and outstanding common shares of APT Canada and in this regard it is acknowledged and agreed that in each instance where APT Canada increases its share capital by the issuance of further shares (the “Further APT Canada Shares”), it shall apply any monies received in consideration for such share issuances, less such amount as the board of directors of APT Canada, acting reasonably, shall determine is appropriately retained to be applied to the ongoing general and administrative expenses of APT Canada, on account of a subscription for such number of shares of Class A Common Stock of APT (the “Further APT Shares”) as shall equal the number of Further APT Canada Shares issued; and the parties hereto shall take such steps as shall be necessary to cause the Further APT Shares to be duly and validly issued to APT Canada.

4.2    Notwithstanding the above, in circumstances where APT Canada shall issue Further APT Canada Shares for non-monetary consideration, APT Canada shall then subscribe for nominal consideration for such Further APT Shares as shall equal (he number of Further APT Canada Shares then issued and the parties hereto shall take such steps as shall be necessary to cause the Further APT Shares to be duly and validly issued to APT Canada.

4.3    Notwithstanding the foregoing, this section 4 shall not apply to any issuance of shares of APT Canada to APT, pursuant to Section 3, above, as a result of the exercise of a redemption right by a holder of Class B Common Stock.

5.	Conditions of Closing

5.1    Closing of the transaction contemplated hereby is subject to:

(a)    completion of the Plan of Arrangement;

(b)    confirmation, in form satisfactory to APT, acting reasonably, that on closing of the transactions contemplated hereby the shares of APT Canada will be listed and posted for trading on the TSX Venture Exchange;

(c)    exercise by APT Canada of the conversion rights granted under that loan agreement between APT and Thrilltime dated May 25, 2006 (the “Loan Agreement”), as assigned to APT Canada effective September 15, 2006, including advance of the balance of the CDN$300,000 contemplated by the Loan Agreement, and issuance of 4,000,000 shares of APT Class A Common Stock in exchange (the “APT Loan Conversion Shares”);

(d)    as of the Closing Date APT Canada will have a minimum of CAD$2,100,000 of working capital (calculated prior to the assumption of the costs of APT as contemplated by Section 7(c) herein);

(e)    as at the Closing Date APT Canada will have no more than 52,007,297 shares issued and outstanding;

(f)    each of APT and APT Canada shall have entered into employment agreements with Krantz on terms acceptable to Krantz, acting reasonably, which employment agreements shall provide for “change of control” provisions whereby Krantz would be entitled to three years’ salary in circumstances where a “change of control” of APT Canada were to occur, it being acknowledged that these provisions will expire in circumstances where Krantz was to dispose of the shares of APT held by him;

(g)    all representations, warranties, certifications, confirmations and other statements made in or pursuant to this Subscription Agreement being accurate and complete in all material respects on and as of the Closing Date;

(h)    there having been no material adverse change in the affairs, prospects or financial status of APT Canada or APT between the date of execution of this Subscription Agreement and the Closing Date;

(i)    Krantz and APT Canada shall have entered into an agreement which will provide that management of APT Canada will take such steps as are required to ensure that the board of APT Canada will consist of five members, three of which members shall be nominees of Krantz; and

(j)    Krantz and APT Canada shall have entered into a shareholders agreement with respect to their shareholdings in APT, which agreement shall include a right of first refusal in favour of APT Canada in respect of Krantz’s holdings in APT and provisions to ensure that the shareholdings of APT Canada in APT will at all times equal the then issued and outstanding share capital of APT Canada.

6.	Closing

6.1    Closing of the transactions contemplated hereby shall take place on the effective date of the Plan of Arrangement (the “Closing Date”) or such later date as the parties hereto may mutually agree to in writing.

6.2    At Closing:

(a)    APT shall deliver certificates representing the APT Shares and the APT Loan Conversion Shares, in the aggregate amount of 52,007,297, registered in the name of APT Canada; and

(b)    APT Canada shall pay CAD$2,000,000 to APT for the APT Shares, by way of certified cheque or wire transfer, and shall lend the balance of the CAN$300,000 contemplated by the Loan Agreement and immediately thereafter assign and transfer of the related promissory note to APT, in exchange for the APT Loan Conversion Shares.

7.	Transaction Costs and Brokerage; Indemnity

(a)    if the transactions contemplated hereby are not completed because APT Canada decides for any reason not to proceed with such transactions, APT Canada will be responsible for paying all of APT’s and Krantz’s reasonable fees and any expenses incurred to such time in connection with the transactions;

(b)    if the transactions are not completed for any other reason, each of the parties will be responsible for all costs (including, but not limited to, legal fees and expenses) incurred by it in connection with the transactions; and

(c)    upon Closing, APT Canada will be responsible for all costs incurred in connection with the transactions contemplated hereby, including APT’s and Krantz’s reasonable legal, audit and transaction costs (not to exceed CAD$20,000).

8.	Enurement

8.1    This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, administrators and permitted assigns.

9.	General Provisions

9.1    Time is of the essence of this Agreement.

9.2    The parties covenant and agree to execute and deliver all such further documents and instruments and to do all acts and things as may be necessary or desirable to carry out the full intent and meaning of is Agreement.

9.3    The proper law of this Agreement is the law of the Province of British Columbia.

9.4    This Agreement may be executed in several counterparts and by facsimile transmission, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

ADVANCED PROTEOME THERAPEUTICS, INC.

By:  __________________

Authorized Signatory

ADVANCED PROTEOME THERAPEUTICS CORP.

By:  __________________

Authorized Signatory